Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AVEXIS, INC.

AveXis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), as amended (the “Corporation”), does hereby certify that:

1.                                      The name of the Corporation is AveXis, Inc., and the Corporation’s initial Certificate of Incorporation was filed with the Secretary of State of Delaware on January 10, 2012.

2.                                      This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate of Incorporation”), which amends and restates the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Prior Certificate”) in its entirety, was duly adopted in accordance with the provisions of Section 242 and 245 of the DGCL, and was approved by written consent of the stockholders of the Corporation pursuant to Section 228(d) of the DGCL.

The text of the Prior Certificate is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the corporation is:                       AveXis, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

A.                                    CLASSES OF STOCK.  The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-three million five hundred seventy-six thousand four hundred and sixty-two (23,576,462) shares, consisting of (a) sixteen million (16,000,000) shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (b) two million three hundred seventy-six thousand and forty-two (2,376,042) shares of Class B-1 Common Stock, $0.0001 par value per share (“Class B-1 Common Stock”), (c) two hundred thirty-six thousand six hundred and thirty-six (236,636) shares of Class B-2 Common Stock, $0.0001 par value per share (“Class B-2 Common Stock” and, collectively with the Class B-1 Common Stock, the “Class B Common Stock”), (d) one million seven hundred and thirteen thousand seven hundred and eighty-four (1,713,784) shares of Class C Common Stock, $0.0001 par value per share (“Class C Common Stock”), (e) two million two hundred fifty thousand (2,250,000) shares of Class D Common Stock, $0.0001 par value per share (“Class D Common Stock”), and (f) one million (1,000,000) shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall be collectively referred to herein as, the “Common Stock”.

The Board of Directors of the Corporation may issue Preferred Stock from time to time in one or more series.  The Board of Directors of the Corporation is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B.                                    RIGHTS PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK.

The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are set forth in this Division B.

1.                                      Dividends.  Each share of Common Stock shall participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation.

2.                                      Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including a deemed Liquidation Event as set forth in Section 2(c) below (a “Liquidation Event”), the aggregate assets available for distribution to the Corporation’s stockholders shall be distributed as follows:

(a)                                 Preferences. In the event of any Liquidation Event,

(i)                                     First, the holders of shares of Class C Common Stock and Class D Common Stock (together, the “Senior Common Stock”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Class B Common Stock or Class A Common Stock by reason of their ownership thereof, an amount per share of Senior Common Stock equal to the applicable Original Issue Price (as defined below) for such Senior Common Stock, less the aggregate amount distributed to the holders of Senior Common Stock on account of such shares of Senior Common Stock prior to such Liquidation Event.  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Common Stock the full amount to which they shall be entitled under this Section 2(a)(i), the holders of shares of Senior Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares pursuant to this paragraph were paid in full.  The “Class C Original Issue Price” shall mean, in the case of any share of Class C Common Stock, $5.8373 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class C Common Stock.  The “Class D Original Issue Price” shall mean, in the case of Class D Common Stock, $29.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class D Common Stock.

(ii)                                  After the payment of all preferential amounts required to be paid pursuant to Section 2(a)(i) above, the holders of shares of Class B Common Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Class A Common Stock by reason of their ownership thereof, an amount per share of Class B Common Stock equal to the applicable Class B Original Issue Price (as defined below) for such Class B Common Stock, less the aggregate amount distributed to the holders of Class B Common Stock on account of such shares of Class B Common Stock prior to such Liquidation Event.  If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class B Common Stock the full amount to which they shall be entitled under this Section 2(a)(ii), the holders of shares of Class B Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares pursuant to this paragraph were paid in full.  The “Class B Original Issue Price” shall mean, (A) in the case of the Class B-1 Common Stock, $3.41 per share, (B) in the case of the Class B-2 Common Stock, $3.55 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class B Common Stock.

For purposes hereof, the Class B Original Issue Price, the Class C Original Issue Price and the Class D Original Issue Price shall be referred to, collectively, as the “Original Issue Price” and, individually, as the “applicable Original Issue Price”.

(iii)                               The holders’ of shares of Senior Common Stock and Class B Common Stock rights, if any, to receive a preferential distribution upon a Liquidation Event or deemed Liquidation Event pursuant to this Section 2(a) shall immediately and automatically terminate upon the closing of a firm commitment underwritten public offering (a “Qualified IPO”) of shares of the Common Stock of the Corporation with aggregate net proceeds to the Corporation of at least $35,000,000 and at a price per share equal to or greater than the Class D Original Issue Price.

(b)                                 Distribution to Holders of Common Stock Generally.  Upon a Liquidation Event, after the payment of all preferential amounts required to be paid pursuant to Section 2(a) above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among all of the holders of Common Stock, pro rata, based on the number of shares held by each such holder.

(c)                                  Consolidation, Merger, Etc.  A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance, exclusive license or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall be deemed to be a Liquidation Event within the meaning of this Third Amended and Restated Certificate of Incorporation.  A consolidation or merger of the Corporation with or into any other corporation or corporations where the Corporation is the surviving entity shall not be deemed to be a Liquidation Event within the meaning of this Section 2, if the Corporation obtains the consent of the holders of a majority of the Class D Common Stock, Class C Common Stock and Class B Common Stock, voting together as a single class on an as-converted basis.

3.                                      Voting Rights.

(a)                                 General.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall vote together as a single class on an as-converted basis.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more class or series of stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)                                 Class D Protective Provisions.  At any time when at least five hundred sixty thousand three hundred forty-five (560,345) shares of Class D Common Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class D Common Stock), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, effect any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote (as the case may be) of the holders of more than fifty percent (50%) of the Corporation’s issued and outstanding Class D Common Stock, voting as a separate class:

(i)                                     any Liquidation Event or any liquidation, dissolution, merger, or sale of any or all of the stock or assets of the Corporation in which the holders of Class D Common Stock (or any shares of capital stock issued upon conversion of Class D Common Stock) do not receive in cash at the closing of any such event or occurrence a price equal to or greater than the Class D Original Issue Price for each outstanding share of Class D Common Stock;

(ii)                                  the payment of dividends or redemption or repurchase of stock or options by the Corporation (other than stock repurchases from former employees or consultants in connection with the cessation of their employment/services at the lower of fair market value or cost);

(i)                                     any amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation or By-laws;

(iii)                               any public offering of the Corporation’s debt or equity securities;

(iv)                              any action that authorizes, creates or issues shares of capital stock of the Corporation other than pursuant to the Corporation’s stock option or equity incentive plans existing as of the date hereof;

(v)                                 increase the number of shares authorized under the Corporation’s stock option or equity incentive plans;

(vi)                              any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Class D Common Stock;

(vii)                           any action that alters, changes or waives the rights, preferences or privileges of any of terms the Class D Common Stock; or

(viii)                        any increase in the number of authorized shares of Class D Common Stock.

(c)                                  Class C Protective Provisions.  At any time when at least two hundred and twenty-eight thousand seven hundred and ninety-three (228,793) shares of Class C Common Stock are held by either Roche Finance Ltd (“Roche”) or Deerfield Private Design Fund III, L.P. (“Deerfield”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class C Common Stock), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, effect any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote (as the case may be) of the holders of more than fifty percent (50%) of the Corporation’s issued and outstanding capital stock, voting as a single class on an as-converted basis, which approval must include the written consent or affirmative vote of one of PBM Capital Investments, LLC (“PBM”), Deerfield or in the event that Deerfield no longer holds any capital stock of the Corporation, Roche :

(i)                                     any Liquidation Event or any liquidation, dissolution, merger, or sale of any or all of the stock or assets of the Corporation in which the holders of Class C Common Stock (or any shares of capital stock issued upon conversion of Class C Common Stock) do not receive in cash at the closing of any such event or occurrence at least $10.94 (adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) for each outstanding share of Class C Common Stock;

(ii)                                  the payment of dividends or redemption or repurchase of stock or options by the Corporation (other than stock repurchases from former employees or consultants in connection with the cessation of their employment/services at the lower of fair market value or cost);

(iii)                               any amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation or By-laws;

(iv)                              the creation of any subsidiary;

(v)                                 any public offering of the Corporation’s debt or equity securities;

(vi)                              any acquisition or investment in another business entity in excess of $250,000;

(vii)                           any transaction entered into between the Corporation and any person or entity who, directly or indirectly controls, is controlled by, or is under common control with the Corporation, including without limitation any general partner, managing member, officer or director of the Corporation.

(viii)                        capital expenditures in an amount greater than $200,000 in any year outside of the Corporation’s approved budget and business plan;

(ix)                              the entering into of any lease in an amount greater than $200,000 in any year outside of the Corporation’s approved budget and business plan;

(x)                                 the incurrence of any convertible debt or secured debt;

(xi)                              indebtedness in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly-acquired equipment, in excess of an aggregate amount of $250,000 outstanding;

(xii)                           any action that authorizes, creates or issues shares of capital stock of the Corporation other than pursuant to the Corporation’s stock option or equity incentive plans existing as of the date hereof;

(xiii)                        increase the number of shares authorized under the Corporation’s stock option or equity incentive plans;

(xiv)                       any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Class C Common Stock;

(xv)                          any material changes in or deviations from the Corporation’s business plan or budget unless approved by the Board of Directors (which approval includes the vote of either PBM’s designee to the Board of Directors or Deerfield’s designee to the Board of Directors, provided that at the time of such approval either PBM or Deerfield has a designee seated on the Corporation’s Board of Directors, and such director does not unreasonably withhold his approval of such change or deviation);

(xvi)                       increase the Stock Plan (as that term is defined in that certain Class D Common Stock Purchase Agreement dated on or about the date hereof) above 1,555,400 shares of the Corporation’s Common Stock; or

(xvii)                    incur any obligations that are not already included in the budget and business plan approved in accordance with the terms of the Corporation’s Third Amended and Restated Investor Rights Agreement dated on or about the date hereof.

(d)                                 Class B Protective Provisions.  At any time when at least seven hundred and thirty-three thousand one hundred and thirty-eight (733,138) shares of Class B-1 Common Stock are held by PBM (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class B Common Stock), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, effect any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote (as the case may be) of the holders of more than fifty percent (50%) of the Corporation’s issued and outstanding capital stock, voting as a single class on an as-converted basis, which approval must include the written consent or affirmative vote of one of PBM, Deerfield or in the event that Deerfield no longer holds any capital stock of the Corporation, Roche :

(i)                                     any amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation or By-laws;

(ii)                                  increase the Stock Plan (as that term is defined in that certain Class D Common Stock Purchase Agreement dated on or about the date hereof) above 1,555,400 shares of the Corporation’s Common Stock; or

(iii)                               incur any obligations that are not already included in the budget and business plan approved in accordance with the terms of the Corporation’s Third Amended and Restated Investor Rights Agreement dated on or about the date hereof.

4.                                      Conversion of Common Stock.

(a)                                 Triggering Events.

(i)                                     Upon the closing of a Qualified IPO, all shares of Class D Common Stock, Class C Common Stock and Class B Common Stock shall automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price for such share of Class D Common Stock, Class C Common Stock or Class B Common Stock by the applicable Conversion Price (in each case as defined below) in effect at the time of conversion.

(ii)                                  Upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Class D Common Stock, voting as a separate class, each outstanding share of Class D Common Stock shall automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Class D Original Issue Price by the Class D Conversion Price (as defined below) in effect at the time of conversion.

(iii)                               Upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Class C Common Stock, voting as a separate class, each outstanding share of Class C Common Stock shall automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Class C Original Issue Price for such share of Class C Common Stock by the applicable Class C Conversion Price (as defined below) in effect at the time of conversion.

(iv)                              Upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate class, each outstanding share of Class B Common Stock shall automatically be converted into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Class B Original Issue Price for such share of Class B Common Stock by the applicable Class B Conversion Price (as defined below) in effect at the time of conversion.

The “Class D Conversion Price” for each share of Class D Common Stock shall initially be equal to the Class D Original Issue Price for such share of Class D Common Stock. The “Class C Conversion Price” for each share of Class C Common Stock shall initially be equal to the Class C Original Issue Price for such share of Class C Common Stock. The “Class B Conversion Price” for each share of Class B Common Stock shall initially be equal to the Class B Original Issue Price for such share of Class B Common Stock. For purposes hereof, the Class D Conversion Price, Class C Conversion Price and Class B Conversion Price shall be referred to, collectively, as the “Conversion Price” and, individually, as the “applicable Conversion Price”. Such initial Conversion Price, and the rate at which shares of Class D Common Stock, Class C Common Stock and Class B Common Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below. A holder of shares of Class D Common Stock, Class C Common Stock or Class B Common Stock shall also have the right to voluntarily convert such shares into shares of Class A Common Stock at the applicable Conversion Price then in effect pursuant to this Section 4.

(b)                                 Fractional Shares.  No fractional shares of Class A Common Stock shall be issued upon conversion of the Class D Common Stock, Class C Common Stock or Class B Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class D Common Stock, Class C Common Stock or Class B Common Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

(c)                                  Reservation of Shares.  The Corporation shall at all times when the Class D Common Stock, Class C Common Stock and Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class D Common Stock, Class C Common Stock and Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class D Common Stock, Class C Common Stock and Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class D Common Stock, Class C Common Stock and Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(d)                                 Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class D Common Stock, Class C Common Stock or Class B Common Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class D Common Stock, Class C Common Stock or Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e)                                  Adjustments. If the outstanding shares of the Corporation’s Class A Common Stock shall be subdivided into a greater number of shares or a dividend in Class A Common Stock shall be paid in respect of Class A Common Stock, each applicable Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced.  If outstanding shares of Class A Common Stock shall be combined into a smaller number of shares, each applicable Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in a Conversion Price pursuant to this Section 4(e), the Corporation shall promptly mail to each holder of Class D Common Stock, Class C Common Stock or Class B Common Stock, as applicable, a certificate setting forth (i) a brief statement of the facts requiring such adjustment and (ii) the applicable Conversion Price after such adjustment.

(f)                                   Procedural Requirements for Mandatory Conversion.  All holders of record of shares of Class D Common Stock, Class C Common Stock or Class B Common Stock to be converted pursuant to this Section 4 (the “Converted Shares”) shall be sent written notice of the effective time for automatic conversion of all such Converted Shares pursuant to Section 4(a).  Such notice need not be sent in advance of the occurrence of the effective time of such automatic conversion.  Upon receipt of such notice, each holder of Converted Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Converted Shares converted pursuant to this Section 4, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at such effective time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(f).  As soon as practicable after such effective time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Converted Shares, the Corporation shall issue and deliver to each holder, or to his, her or its nominee(s), a certificate or certificates for the number of whole shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with (i) cash as provided in Section 4(b) in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (ii) cash representing any declared but unpaid dividends on such Converted Shares.

(g)                                  Procedural Requirements for Voluntary Conversion. In order for a holder of Class D Common Stock, Class C Common Stock or Class B Common Stock to voluntarily convert shares of Class D Common Stock, Class C Common Stock or Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class D Common Stock, Class C Common Stock or Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class D Common Stock, Class C Common Stock or Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class D Common Stock, Class C Common Stock or Class B Common Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion unless a later date is requested by such holder or an earlier date is agreed to by the Corporation and such holder (the close of business on such date, as determined in accordance with this sentence, is referred to as the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Time.  The Corporation shall, as soon as practicable after the Conversion

Time, issue and deliver to such holder of Class D Common Stock, holder of Class C Common Stock, holder of Class B Common Stock or to his, her or its nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Class D Common Stock, Class C Common Stock or Class B Common Stock represented by the surrendered certificate that were not converted into Class A Common Stock, and (i) cash as provided in Section 4(b) in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (ii) cash representing any declared but unpaid dividends on such converted shares. All shares of Class D Common Stock, Class C Common Stock or Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, plus any cash as provided in the immediately preceding sentence.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

A.                                    Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

B.                                    All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors of the Corporation except as expressly limited by this Certificate of Incorporation.

C.                                    The election of directors need not be by written ballot.

D.                                    Subject to any additional vote required by the Certificate of Incorporation, the Board of Directors shall have the power and authority to adopt, amend or repeal Bylaws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the Bylaws of the Corporation.

E.                                     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SIXTH:  No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of Title 8 of the Delaware Code, or (D) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Sixth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

SEVENTH:  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended.  Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect.  Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh.  Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs or expenses is not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.  In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Seventh shall extend to proceedings involving the negligence of such Person.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

EIGHTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any Person (as hereinafter defined) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if:  (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. “Person” as used herein means any corporation, partnership, limited liability company, association, firm, trust, joint venture, political subdivision or instrumentality.

NINTH:  The Corporation elects not to be governed by Section 203 of the DGCL.

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 3rd day of September, 2015.

By:	/s/Sean Nolan
Name:	Sean Nolan
Title:	Chief Executive Officer